Exhibit 99.1

PRO-PHARMACEUTICALS REPORTS FULL YEAR

and FOURTH QUARTER 2008 FINANCIAL RESULTS

Newton, Mass. (March 30, 2009) — Pro-Pharmaceuticals, Inc. (OTC: PRWP.OB), a developer of carbohydrate-based targeted therapeutic compounds to treat cancer and fibrosis, today reported its full year and fourth quarter financial results, ended December 31, 2008.

“We continue to make progress towards our goal to commercialize DAVANAT®,” said Theodore Zucconi, Ph.D., Chief Executive Officer, Pro-Pharmaceuticals. “The results from our Phase ll trial for late stage colorectal cancer patients show DAVANAT®, when co-administered with 5-FU, extended the median survival of patients to 6.7 months compared with 4.6 months for patients that were previously heavily treated with other therapies. We filed a Drug master File (DMF) for DAVANAT® with the FDA. We believe the DMF represents a significant milestone in the commercialization of DAVANAT® because it demonstrates our ability to produce commercial quantities of pharmaceutical-grade DAVANAT® under current Good Manufacturing Process standards. We entered into agreements with potential distributors for DAVANAT® in the Mid-East and Korea and we are actively engaged with potential partners in South America. Our goal is to file a New Drug Application (NDA) to commercialize DAVANAT®.”

For the full year ended December 31, 2008, the Company reported an operating loss of approximately $5.3 million compared with an operating loss of approximately $6.5 million for the full year 2007. The net loss available to common stockholders for 2008 was $3.4 million, or ($0.07) per share basic and fully diluted, compared with a net loss available to common stockholders of approximately $9.4 million, or ($0.24) per share basic and fully diluted in 2007. Approximately $2.1 million of the 2008 results was non-cash income related to change in fair value accounting for warrants as compared with $3.1 million of expense for convertible debentures, warrants and non-cash interest expense in the 2007 results. The 2008 results included approximately $239,000 of preferred stock dividends. There were no preferred stock dividends in 2007.

Research and development expense for 2008 was approximately $1.8 million compared with approximately $2.1 million for 2007. The decrease in 2008 was due primarily to lower expenses relating to two clinical trials that were put on hold due to financial constraints as the Company focused on filing the DMF. A DMF contains confidential detailed information in support of the NDA about facilities, processes or articles used in the chemistry, manufacturing, controls, processing, packaging, and storing or stability of drugs. A DMF can be cross-referenced by potential partners to use in combination with other therapies to expedite clinical studies and submission of NDAs.

General and Administrative expense for 2008 was approximately $3.6 million, compared with approximately $4.4 million for the full year 2007. The decrease in 2008 is primarily the result of lower legal and accounting expense as well as lower payroll expense, due principally to employees taking reduced salaries to conserve cash.

At December 31, 2008, the Company had unrestricted cash of approximately $318,000. In February 2009, the Company raised net proceeds of approximately $1.5 million from a private placement.

For the fourth quarter of 2008, the Company reported an operating loss of approximately $1.1 million compared with an operating loss of approximately $1.4 million for the fourth quarter of 2007. The net loss available to common stockholders for the fourth quarter of 2008 was approximately $900,000, or ($0.02) per share basic and fully diluted, compared with a net loss available to common stockholders of approximately $1.3 million, or ($0.03) per share basic and fully diluted in 2007. Approximately $300,000 of the fourth quarter 2008 results was non-cash income related to change in fair value accounting for warrants as compared with approximately $100,000 of non-cash expense for convertible debentures, warrants and interest expense in the 2007 results. The fourth quarter 2008 results included approximately $52,000 of preferred stock dividends. There were no preferred stock dividends in 2007.

Research and development expense for the fourth quarter of 2008 was approximately $300,000 compared with approximately $400,000 for 2007. The decrease in the fourth quarter of 2008 was due primarily to lower expenses relating to two clinical trials that were put on hold due to financial constraints as the Company focused on filing the DMF.

General and Administrative expense for the fourth quarter of 2008 was approximately $800,000, compared with approximately $1.0 million in the fourth quarter of 2007. The decrease in 2008 is primarily the result of lower legal and accounting expense as well as lower payroll expense, due principally to employees taking reduced salaries to conserve cash.

Annual Shareholders Meeting

The Company’s Annual Meeting of Shareholders is scheduled to be held on May 21st at the Sheraton Needham Hotel in Needham, Massachusetts.

Pro-Pharmaceuticals, Inc.

Pro-Pharmaceuticals is a clinical stage company engaged in the discovery, development and commercialization of carbohydrate-based, target therapeutic compounds for advanced treatment of cancer, liver, microbial and inflammatory diseases. The Company’s initial focus is the development of carbohydrate polymers to treat cancer patients. DAVANAT®, the Company’s lead product candidate, is a polysaccharide drug whose mechanism of action is based upon binding to lectins on the cell surface. This form of target therapy may allow for higher doses of chemotherapy administration with no increase in toxicity. The Company’s technology is also being developed as new chemical entities to treat serious diseases such as liver and kidney fibrosis. The Company is headquartered in Newton, Mass. Additional information is available at www.pro-pharmaceuticals.com.

FORWARD LOOKING STATEMENTS: Any statements in this news release about future expectations, plans and prospects for the Company constitute forward-looking statements as defined in the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in such statements. We caution investors that actual results or business conditions may differ materially from those projected or suggested in forward-looking statements as a result of various factors and not place undue reliance on forward-looking statements.

More information about those risks and uncertainties is contained and discussed in the Company’s most recent quarterly or annual report and in the Company’s other reports filed with the Securities and Exchange Commission. The forward-looking statements represent the Company’s views as of the date of this news release and should not be relied upon to represent the Company’s views as of a subsequent date. While the Company anticipates that subsequent events may cause the Company’s views to change, the Company disclaims any obligation to update such forward-looking statements.

DAVANAT is a registered trademark of Pro-Pharmaceuticals.

Contact: Pro-Pharmaceuticals, Inc., Anthony D. Squeglia: 617.559.0033; squeglia@pro-pharmaceuticals.com.